Exhibit 10.25

PURCHASE AND SALE AGREEMENT

By and Between

AA ACQUISITIONS, LLC

As Seller

and

OPF Hangars Landlord LLC As Purchaser

TABLE OF CONTENTS

Page

1.	DEFINED TERMS		1

2.	PURCHASE AND SALE		3

3.	CLOSING		3

	3.1	Escrow.	3

4.	EARNEST MONEY DEPOSIT		3

	4.1	Delivery	3

5.	PURCHASE PRICE		3

	5.1	Lessor's Consent	3
	5.2	Assignment Fee	3

6.	SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS		4

	6.1	Seller's Representations and Warranties	4

7.	PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS		6

	7.1	Purchaser's Representations and Warranties	6

8.	DEFAULT BY SELLER		7

9.	DEFAULT BY PURCHASER		7

10.	CLOSING COSTS		8

	10.1	Seller's Costs	8
	10.2	Purchaser's Costs	8

11.	CLOSING DELIVERABLES		8

	11.1	Seller's Closing Deliverables	8
	11.2	Purchaser's Deliverables	9
	11.3	Conditions Precedent to Purchaser's Obligations	9
	11.4	Conditions Precedent to Seller's Obligations	10

12.	BROKERS		11

13.	ASSIGNABILITY		11

14.	ESCROW AGENT		11

15.	NOTICES		14

16.	RADON GAS NOTICE		16

17.	MISCELLANEOUS		16

	17.1	Governing Law	16
	17.2	Severability	16
	17.3	Prevailing Party	16
	17.4	Representation by Counsel	16
	17.5	Interpretation	16
	17.6	Captions; Headings	16
	17.7	Time Periods	16
	17.8	Entire Agreement	17
	17.9	Binding Effect	17
	17.10	Counterparts	17
	17.11	Incorporation	17
	17.12	URY TRIAL WAIVER	17
	17.13	Limited Liability	17
	17.14	Time	17
	17.15	Press Release; Disclosures	17
	17.16	1031 Exchange	18

EXHIBITS

Exhibit A	Legal Description
Exhibit 1.9	Form of FIRPTA
Exhibit 1.15	Form of Lessor's Consent
Exhibit 1.17	Form of Partial Assignment of Lease
Exhibit 4.1	Escrow Agent's Trust Account Wire Instructions
Exhibit 11.1.7	Form of Assignment of Intangible Rights

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2022 (the “Effective Date”), by and between AA ACQUISITIONS, LLC, a Florida limited liability company (“Seller”), and OPF Hangars Landlord LLC(“Purchaser”).

Purchaser and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A.    Miami-Dade County, Florida, as lessor (the “Lessor”), and Seller, as lessee, entered into that certain Amended and Restated Development Lease dated as of March 22, 2007, as amended by that certain First Amendment to Amended and Restated Development Lease Agreement dated March 22, 2007, that certain Second Amendment to Amended and Restated Development Lease Agreement dated December 29, 2009, that certain Third Amendment to Amended and Restated Development Lease Agreement dated August 4, 2015, and further amended by that certain Fourth Amendment to Amended and Restated Development Lease Agreement dated October 6, 2020 (collectively, the “Development Lease”), pursuant to which Seller leased from Lessor approximately 220 net acres located at the Miami Opa-Locka Executive Airport, as more particularly described in the Lease (the “Original Premises”).

B.    Seller and Sky Harbour Opa Locka Airport, LLC (“Subtenant”) entered into that certain Sublease Agreement dated May 2, 2019, as amended by that certain First Amendment to Sublease Agreement dated May 14, 2021 (collectively, the “Sublease”), wherein Subtenant leases from Seller certain real property containing approximately 22.648 acres (or 986,542 square feet) as set forth on that certain survey prepared by Schwebke-Shiskin & Associates, Inc. (“Survey”), a copy of which Survey is attached hereto and made a part hereof as Exhibit “A” (the “Land”).

C.    Seller desires to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire, the Property (as defined below) from Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchaser, Seller and Purchaser, intending to be legally bound, agree as follows:

1.    DEFINED TERMS.

1.1    “Assignment Fee” has the meaning set forth in the Development Lease.

1.2    “Business Day” means any calendar day other than a Saturday, Sunday or other calendar day on which banking institutions in the City of Miami are authorized by law or executive action to close.

1.3    “Closing” means the consummation of the transaction contemplated herein on the Closing Date pursuant to the terms of this Agreement.

1.4    "Closing Date" means the date that is forty five (45) days after the Effective Date of this Agreement, or such other date on which the Seller and Purchaser mutually agree to consummate the Closing.

1.5    "Closing Statement" means the closing settlement statement mutually agreed upon by Purchaser and Seller to be executed at Closing, which identifies the Purchase Price (as hereinafter defined) payable at such Closing, all adjustments, credits and prorations required under this Agreement, identifies each amount due from Purchaser to Seller or any other third parties in connection with such Closing and identifies each amount due from Seller to Purchaser or any other third parties in connection with such Closing.

1.6    "Cut Off Time" means 11:59 P.M., prevailing Miami Time on the date immediately preceding the Closing Date.

1.7    Intentionally Omitted.

1.8    "Escrow Agent" means Greenberg Traurig, P.A.

1.9    "FIRPTA" means a non foreign certificate in the form attached hereto as Exhibit 1.9 from Seller to Purchaser.

1.10    Intentionally Omitted

1.11    "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.12    "Intangible Property" means all intangible property, if any, owned by Seller and related to the Property, including, without limitation, all of Seller's right, title and interest, if any, in and to permits, licenses, approvals, plans and specifications, studies, surveys, variances or waivers, if any, with respect to the Property.

1.13    "Laws" means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements (including, without limitation, guidance documents) having the effect of law of the United States or of any other Governmental Authority.

1.14    "Leasehold Interest" means the right, title and interest of Seller, as lessee, under the Development Lease.

1.15    "Lessor's Consent" means the consent of Lessor as required by the Development Lease for the Partial Assignment of Lease executed by Lessor substantially in the form attached hereto as Exhibit 1.15.

1.16    "Losses" means all losses, claims, damages, liability, reasonable attorneys' fees and costs (including those for appellate proceedings and post judgment proceedings), accountants' fees and costs incurred by a Person.

1.17    "Partial Assignment of Lease" means, with respect to the Property, an Assignment and Assumption of the Development Lease, in substantially the form attached hereto as Exhibit 1.17.

1.18    "Person" means any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership, sole proprietorship, Governmental Authority or political subdivision thereof or other legal entity.

1.19    "Property" means Seller's Leasehold Interest in the Land together with Seller's right, title and interest in any Intangible Property applicable thereto.

1.20    "Seller's Knowledge" and words of similar import means, and is limited to, the actual knowledge without inquiry or investigation of Eric Greenwald, the President of Seller; provided, however, that such individual shall have no personal liability with respect to any representation or warranty made on the basis of Seller's Knowledge.

2.    PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property pursuant to the terms and conditions of this Agreement. Except as expressly set forth herein, Purchaser shall not assume, be bound by, be obligated to pay, perform, discharge or be liable for any liabilities or obligations of Seller of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, relating to property leased to Seller by the Development Lease other than for the Property, or obligations imposed on Seller by the Development Lease, in either case that are not the subject of the Lessor Consent or Partial Assignment.

3.    CLOSING.

3.1    Escrow. Subject to provisions of this Agreement for extension or termination, Closing shall take place through an escrow with the Escrow Agent by depositing the Closing Deliverables (as defined below) with the Escrow Agent on or before the Closing Date.

4.    EARNEST MONEY DEPOSIT.

4.1    Delivery. To secure the performance by Purchaser of Purchaser's obligations under this Agreement, Purchaser shall deliver to the Escrow Agent within two (2) Business Days after the Effective Date, the sum of $100,000.00 (the "Earnest Money Deposit") by wire transfer pursuant to Escrow Agent's wire transfer instructions attached hereto as Exhibit 4.1, the proceeds of which shall be held in trust as an earnest money deposit by Escrow Agent, and disbursed only in accordance with the terms of this Agreement. Purchaser shall be entitled to a credit against the Purchase Price at Closing in the full amount of the Earnest Money Deposit.

5.    PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property is EIGHT MILLION FOUR HUNDRED NINETY THREE THOUSAND AND NO/100 DOLLARS ($8,493,000.00), less the Earnest Money Deposit and any credits, adjustments and prorations as set forth in this Agreement.

5.1    Lessor's Consent. Within five (5) Business Days following the Effective Date, Seller shall submit in writing to Lessor, and any other applicable Governmental Authorities, the Lessor's Consent and request that Lessor and any other applicable Governmental Authorities consent to the Partial Assignment of Lease. In the event that Lessor's Consent is not obtained on or before the scheduled Closing Date, the Closing Date is automatically extended for an additional one hundred twenty (120) day period, and in the event that Lessor's Consent is not obtained on or before the expiration of such 120 day period, the Closing Date shall be further extended for such additional time periods as mutually agreed upon by the parties.

5.2    Assignment Fee. Purchaser shall be solely responsible for reimbursing Seller at Closing for the payment of the Assignment Fee due to Lessor by Seller under the Development Lease with respect to the Property, and any other similar fees required to be paid to the Lessor under the Development Lease with respect to the sale, transfer and/or assignment of the Property under the Development Agreement.

6.    SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

6.1    Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

6.1.1    Authority. Seller is duly formed, validly existing and in good standing under the laws of the State of Florida. Seller has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any relevant Law, or any other instrument or agreement of any nature to which Seller is a party or by which it is bound or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement. Except with respect to the Lessor's Consent, no consent, approval, authorization or order of any person or entity is required with respect to the consummation of the transactions contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. The individual executing this Agreement, and the instruments referenced herein, has, on behalf of Seller, the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms. Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

6.1.2    Taxes. No written notice of delinquency, tax warrant or other notice of tax liability has been received by Seller from Miami Dade County, the Florida Department of Revenue or other state or local taxing authority, which has not been resolved.

6.1.3    Development Lease. With respect to the Property only, Seller has not assigned its interest in the Development Lease. For the avoidance of doubt, Seller has previously assigned its interest in the Development Lease as to other portions of the Original Premises that do not include the Property. On or before the Closing Date, Seller shall have paid all amounts due from Seller to Lessor under the Development Lease with respect to the Property. The Development Lease is in full force and effect and Seller has not received written notice from Lessor of any events of default under the Development Lease.

6.1.4    Bankruptcy. Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all of Seller's assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets.

6.1.5    No Notices of Violation. Seller has not received written notice of any uncured violations of any federal, state or local law relating to the Property by any Governmental Authority.

6.1.6    No Condemnation. Seller has not received any written notice of any condemnation or similar proceeding against the Land.

6.1.7    No Lawsuits. To Seller's Knowledge, there are no threatened lawsuits relating to or affecting the Property, or relating to the Development Lease.

6.1.8    Adverse Information. Seller has not received any written notice of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners which in Seller's opinion would have a material and adverse effect upon the Property.

6.1.9    Taxes and Assessments; Development Lease Payments. There are no ad valorem or other property taxes currently assessed under the Development Lease.

Seller shall promptly notify Purchaser if there is any change in circumstance following the Effective Date which modifies any of the foregoing representations and warranties. In the event Seller does not, or cannot, cure or correct such changes prior to Closing, then such change shall not be deemed a default of Seller hereunder, however Purchaser may, at Purchaser's option, either (1) close the transaction contemplated by this Agreement or (2) terminate this Agreement by written notice to Seller, whereupon the Earnest Money Deposit shall be promptly returned to Purchaser, and thereafter the Parties hereto shall have no further rights or obligations hereunder, except only for such rights or obligations that, by the express terms hereof survive any termination of this Agreement. The representations and warranties of Seller shall survive closing for a period of one (1) year.

7.    PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1    Purchaser's Representations and Warranties.    Purchaser represents and warrants to each Seller as follows:

7.1.1    Authority. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of Florida. Purchaser has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any relevant Law, or any other instrument or agreement of any nature to which Purchaser is a party or by which it is bound, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person or entity is required with respect to the consummation of the transactions contemplated by this Agreement which has not been obtained. All requisite action has been taken by Purchaser in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. The individual executing this Agreement, and the instruments referenced herein, has, on behalf of Purchaser, the legal power, right, and actual authority to bind Purchaser to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

7.1.2    Bankruptcy. Purchaser has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all of Purchaser's assets; or (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets.

7.1.3    No Notices of Violation. Purchaser has not received written notice of any uncured violations of any federal, state or local law relating to the development, construction, use or operation of the Land by Lessor or any other Governmental Authority.

7.1.4    No Default. Purchaser represents and warrants that as of the Effective Date, Purchaser, as tenant's affiliate, is not aware of any existing defaults by reason of any act or omission of the Seller, as landlord, under the Sublease and that Seller, as landlord, has fulfilled all of its duties and obligations under the Sublease to date.

7.1.5    Financial Covenant. Purchaser represents and warrants that Purchaser has or will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder. Purchaser acknowledges and agrees that the consummation of the transaction contemplated by this Agreement is not subject to any financing contingency whatsoever.

7.1.6    No Lawsuits. There are no pending lawsuits against Purchaser and to the best of Purchaser's knowledge, there are no threatened lawsuits relating to or affecting the Purchaser, the Land, or relating to the Sublease.

The representations and warranties of Purchaser shall survive closing for a period of one (1) year.

8.    DEFAULT BY SELLER. If Seller fails to perform any of its obligations under this Agreement, including, without limitation, a failure to close the transaction contemplated hereunder on the Closing Date, Purchaser shall deliver to Seller written notice of such breach or failure and in the event such breach or failure is not remedied by Seller within thirty (30) days of such notice, then Purchaser, at Purchaser's sole option, may elect to:

8.1    Waive the default or failure and close "as is" without any reduction in the Purchase Price or right to raise any claim against any Seller following the Closing as a result of any such default;

8.2    Cancel this Agreement by written notice to Seller within ten (10) Business Days of the expiration of the cure period for such default, in which event Escrow Agent shall return the Earnest Money Deposit to Purchaser, Seller shall pay to Purchaser liquidated damages in the amount of $100,000 and both Parties shall be released from all further obligations under this Agreement, except for such obligations that survive the termination of this Agreement, as expressly set forth herein; or

8.3    Seek to obtain specific performance of Seller's obligations hereunder.

Nothing contained herein shall be construed to limit any right to indemnification hereunder or with respect to any matters which survive Closing.

9.    DEFAULT BY PURCHASER. If any of Purchaser's representations and warranties are not true and correct in all material respects when made or at Closing, or Purchaser fails to perform any of the terms and conditions of this Agreement or is otherwise in breach of this Agreement, then Seller shall deliver to Purchaser written notice of such breach or failure and in the event such breach or failure is not remedied by Purchaser within thirty (30) days of such notice, Seller, at Seller's sole option, may elect to:

9.1. Terminate this Agreement and receive and be paid the Earnest Money Deposit as agreed and liquidated damages for said breach. Nothing contained herein shall be construed to limit any right to indemnification hereunder or with respect to any matters which survive Closing. No notice or cure period shall be afforded for Purchaser's failure to close on the Closing Date; or

9.2.    Seek to obtain specific performance of Purchaser's obligations hereunder.

10.    CLOSING COSTS.

10.1    Seller’s Costs. At Closing, Seller shall pay for: (a) fifty percent (50%) of the cost of any documentary tax and surtax stamps due on the Partial Assignment of Lease, if any; (b) fifty percent (50%) of any escrow fee to Escrow Agent; and (c) its attorneys’ fees.

10.2    Purchaser’s Costs. At Closing, Purchaser shall pay for: (a) fifty percent (50%) of the cost of any documentary tax and surtax stamps due on the Partial Assignment of Lease, if any (b) one hundred percent (100%) of the Assignment Fee; (c) fifty percent (50%) of any escrow fee to Escrow Agent, (d) the cost of recording the Partial Assignment, (e) any and all cost relating to Purchaser’s finaning of the acquisition of the Property, (f) the costs of any title searches, (g) the cost related to obtaining any owner’s/leasehold title policies (including any endorsements thereto), (h) the cost related to obtaining any mortgagee title policies (including any endorsements thereto), (i) the costs related to obtaining any surveys for the Property, (j) the cost related to obtaining any tax and lien searches for the Property, (k) the cost incurred by Purchaser in connection with any inspections of the Property and (l) its attorneys’ fees.

10.3    Other Costs. All other closing costs shall be allocated between Seller and Purchaser in accordance with local custom.

10.4    Rent. At the Closing, and based on the Cut-Off Date, Seller and Purchaser shall prorate all rent and, if applicable real property taxes and operating expenses paid and/or due applicable to the Property under the Development Lease and the Sublease.

11.    CLOSING DELIVERABLES.

11.1    Seller’s Closing Deliverables. At Closing, Seller shall obtain or execute and deliver to Purchaser, or Escrow Agent, as applicable, the following (collectively, the “Seller’s Deliverables”):

11.1.1    the Partial Assignment of Lease;

11.1.2    appropriate evidence of Seller’s existence and authority of such Seller to sell and convey its interest in the Property to the extent reasonably required by Purchaser;

11.1.3    INTENTIONALLY OMITTED;

11.1.4    the FIRPTA;

11.1.5    the Closing Statement;

11.1.6    the Lessor Consent;

11.1.7    the Assignment of Intangible Rights in substantially the form attached hereto as Exhibit 11.1.7;

11.1.8    Amendment to the Sublease reflecting that Purchaser has replaced Seller as "Sublessor" under the Sublease; and

11.1.9    such other documents as are reasonably necessary to consummate the transactions contemplated herein, without additional liability or cost.

11.2    Purchaser's Deliverables. At Closing, Purchaser shall obtain or execute and deliver to Seller, Title Insurer or Escrow Agent, as applicable, the following (collectively, the "Purchaser's Deliverables" and together with the Seller's Deliverables, collectively, the "Closing Deliverables"):

11.2.1    deposit by wire transfer of immediately available funds with Escrow Agent an amount equal to the Purchase Price (less the Earnest Money Deposit) and subject to adjustments and/or credits as otherwise specified in this Agreement and as will be set forth on the Closing Statement, and such amount shall be paid by Escrow Agent to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller;

11.2.2    the Partial Assignment of Lease;

11.2.3    appropriate evidence of the applicable Purchaser's existence and authority of such Purchaser to acquire the Property to the extent reasonably required by the Seller;

11.2.4    Amendment to the Sublease reflecting that Purchaser has replaced Seller as "Sublessor" under the Sublease;

11.2.5    the Closing Statement;

11.2.6    Intentionally Omitted; and

11.2.7    such other documents as are reasonably necessary to consummate the transactions contemplated herein, without additional liability or cost.

11.3    Conditions Precedent to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated hereunder shall be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing:

11.3.1    Seller shall have delivered all of the items required to be delivered pursuant to the terms of this Agreement, including, but not limited to Section 11.1 hereof with respect to the Closing;

11.3.2    Intentionally Omitted;

11.3.3    The Lessor's Consent has been executed and delivered by Lessor substantially in the form attached hereto as Exhibit 1.15 or otherwise in a form reasonably acceptable to Purchaser and all appeal periods applicable thereto have expired without action by any party with standing to object to same;

11.3.1    Each of the representations and warranties made by Seller in this Agreement will be true and complete in all material respects on the Closing Date as if made on and as of such date; and

11.3.2    Seller shall be obligated to pay off and satisfy at the Closing and agree to cause to be removed (a) any leasehold mortgage or similar security instrument granted by Seller encumbering all or any part of the Property (unless resulting from any act of Purchaser or any of its agents, contractors, representatives or employees), (b) any mechanics or construction liens affecting the Property filed by a materialman, contractor or subcontractor hired by or on behalf of Seller (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees), and (c) any judgment or any other monetary lien(s) affecting the Property of a liquidated amount.

In the event any of the conditions in this Section 11.3 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right upon written notice to Seller to terminate this Agreement in its entirety, upon which the Earnest Money Deposit held by the Escrow Agent shall be returned immediately to Purchaser, then the rights, duties, obligations, and liabilities of the Parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. Notwithstanding the foregoing, if such failure of condition is a result of a default by Seller hereunder, Purchaser may elect to proceed in accordance with Section 8 above.

11.4    Conditions Precedent to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereunder shall be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to the Purchaser at or prior to the Closing:

11.4.1    Purchaser shall have delivered all of the items required to be delivered pursuant to the terms of this Agreement, including, but not limited to Section 11.2 hereof with respect to the Closing;

11.4.2    Intentionally Omitted;

11.4.3    The Lessor's Consent has been obtained; and

11.4.4    Each of the representations and warranties made by Purchaser in this Agreement will be true and complete in all material respects on the Closing Date as if made on and as of such date.

In the event any of the conditions in this Section 11.4 have not been satisfied (or otherwise waived in writing by Seller) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Seller shall have the right upon written notice to Purchaser to terminate this Agreement, upon which the Earnest Money Deposit shall be returned immediately to Purchaser by Escrow Agent, and the rights, duties, obligations, and liabilities of the Parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. Notwithstanding the foregoing, if such failure of condition is a result of a default by Purchaser hereunder, Seller may elect to proceed in accordance with Section 9 above.

12.    BROKERS. The Parties each represent and warrant to the other that no real estate broker, salesman or finder has been involved in this transaction, for whose fees or commissions Purchaser shall be responsible per separate agreement, except as aforesaid, no real estate commission and no real estate brokerage commissions are owing hereunder or pursuant to any other separate agreement with respect to the assignment of the Lease by Seller to Purchaser or its permitted assigns. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the Parties to this Agreement, then that party shall indemnify, defend and hold the other Party under this Agreement harmless from all Losses with respect to said claim for brokerage. The provisions of this Section 12 shall survive the Closing or the termination or cancellation of this Agreement.

13.    ASSIGNABILITY. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party, which consent shall be given in such Party's sole and absolute discretion.

14.    ESCROW AGENT. The Earnest Money shall be held in escrow by Escrow Agent on the following terms and conditions:

14.1    For purposes of this Section 14, the term, "Earnest Money Deposit" shall only mean the Earnest Money Deposit delivered to Escrow Agent. Escrow Agent shall deliver the Earnest Money Deposit to Seller or Purchaser, as the case may be, in accordance with the provisions of this Agreement. Escrow Agent shall invest the Earnest Money Deposit in a money market account with a national banking association or other bank reasonably acceptable to Seller, Purchaser and Escrow Agent. Notwithstanding the foregoing, Escrow Agent shall not be required to invest the Earnest Money Deposit in an interest bearing account, unless subsequently directed by Purchaser or Purchaser's counsel, and then, only if Purchaser delivers to Escrow Agent, a W 9 and such other reasonable documentation as may be required by Escrow Agent regarding same. In the event that the Earnest Money Deposit is deposited in an interest bearing account, any interest accruing on the Earnest Money Deposit shall be for the benefit of Purchaser, except in the event of a default, in which case, such interest shall be delivered to Seller. Purchaser acknowledges that Escrow Agent cannot open an interest bearing account without the appropriate Internal Revenue Service Documentation.

14.2    Any notice to or demand upon Escrow Agent shall be in writing and shall be sufficient only if received by Escrow Agent within the applicable time periods set forth herein, if any. Notices to or demands upon Escrow Agent shall be mailed to the address of the Escrow Agent set forth in Section 15 of this Agreement, sent via email to the party set forth in Section 1 of this Agreement, or served personally upon Escrow Agent with receipt acknowledged in writing by Escrow Agent. Notices from Escrow Agent to each Seller or Purchaser shall be mailed or otherwise delivered as provided for each Party in Section 15 of this Agreement.

14.3    In the event that litigation is instituted relating to this escrow, the Parties hereto agree that Escrow Agent shall be indemnified and held harmless from any reasonable attorneys' fees, court costs and expenses relating to that litigation to the extent that litigation does not arise as a result of the Escrow Agent's gross negligence or willful misconduct. In the event that conflicting instructions, claims or demands (collectively "demands") are made on Escrow Agent, or Escrow Agent, in good faith, believes that any demands with regard to the Earnest Money Deposit are in conflict or are unclear or ambiguous, Escrow Agent shall refuse to comply with such demand so long as such disagreement shall continue, and in so refusing the Escrow Agent shall not release the applicable Earnest Money Deposit, or make any other disposition of the escrow account. The Escrow Agent shall not be or become liable in any way to Purchaser or any Seller for its failure or refusal to comply with any such conflicting demands, and it shall be entitled to continue so to refrain from acting until such conflicting or adverse demands (a) shall have been adjusted by agreement and it shall have been notified in writing thereof by Purchaser and Seller or (b) shall have finally been determined in a court of competent jurisdiction. Additionally, at its discretion Escrow Agent may bring an interpleader action in an appropriate court. Such action shall not be deemed to be the "fault" of Escrow Agent, and the parties hereto, other than Escrow Agent, agree to indemnify Escrow Agent for all such reasonable attorneys' fees, court costs and expenses. Each Party reserves the right to seek contribution and/or indemnification from the other Parties in connection with the indemnification of the Escrow Agent hereunder. The parties recognize that the Escrow Agent is the law firm representing Seller, and hereby agree that such law firm may continue to represent Seller in any litigation pursuant to this Agreement.

14.4    Without limitation, Escrow Agent shall not be liable for any loss or damage resulting from the following: (a) the financial status or insolvency of any other party, or any misrepresentation made by any other party; (b) any legal effect, insufficiency or undesirability of any instrument deposited with or delivered by or to Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) the default, error, action or omission of any other party to this Agreement or any actions taken by Escrow Agent in good faith, except for Escrow Agent's gross negligence or willful misconduct; (d) any loss or impairment of the Earnest Money Deposit that has been deposited in escrow while the Earnest Money Deposit is in the course of collection or while the Earnest Money Deposit is on deposit in a financial institution if such loss or impairment results from the failure, insolvency or suspension of a financial institution, or any loss or impairment of the Earnest Money Deposit due to the invalidity of any draft, check, document or other negotiable instrument delivered to Escrow Agent; (e) the expiration of any time limit or other consequence of delay, unless a properly executed, timely received settlement instruction, accepted by Escrow Agent has instructed the Escrow Agent to comply with said time limit and Escrow Agent has not received conflicting instructions; and (g) Escrow Agent's compliance with any legal process, subpoena, writ, order, judgment or decree of any court, whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

14.5    Escrow Agent shall not have any duties or responsibilities, except those set forth in this Section and shall not incur any liability in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, or is otherwise acting or failing to act under this Section except in the case of Escrow Agent's gross negligence or willful misconduct. Upon completion of the disbursement of the Earnest Money Deposit, Escrow Agent shall be automatically released and discharged of its escrow obligations hereunder.

14.6    The terms and provisions of this Section shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns and no third party shall have the right to enforce or benefit from the terms hereof.

14.7    The terms and provisions of this Section shall be binding immediately on and between the party who delivers to Escrow Agent its executed signature page to this Agreement and Escrow Agent regardless of whether any other party has executed or delivered a counterpart signature page hereto.

14.8    The Escrow Agent may resign as such hereunder by giving thirty (30) calendar days written notice hereof to Purchaser and Seller. Within ten (10) calendar days after receipt of such notice, Purchaser and Seller shall furnish to the Escrow Agent written instructions for the release of the Earnest Money Deposit. If Purchaser and each applicable Seller fail to furnish the written instructions within the ten (10) calendar day period, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and, upon such appointment, deliver the Earnest Money Deposit to such successor. By doing so, the Escrow Agent shall not incur any liability to any party to this Agreement and shall be released from any further obligation, responsibility and liability under this Agreement. Furthermore, Escrow Agent shall be entitled to be reimbursed out of the Earnest Money Deposit for its costs and attorney's fees that are incurred as a result having to petition the court for the appointment of a successor.

14.9    The provisions relating to the duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest and assigns.

14.10    Notwithstanding anything herein to the contrary:

(a)    In the event the sale of the Property provided in this Agreement shall not take place because of default by the Purchaser as described in Section 9 of this Agreement, then, in such event, Seller shall have the right to terminate this Agreement and Seller shall be entitled to direct the Escrow Agent in writing with a copy to Purchaser ("Seller's Demand") that Seller is entitled to the Earnest Money Deposit. Upon receipt of Seller's Demand, Escrow Agent shall deliver written notice thereof ("Escrow Agent's Notice"), together with a copy of Seller's Demand, to Purchaser within three (3) Business Days after receipt of Seller's Demand, and, unless Escrow Agent receives written notice of Purchaser's objection ("Purchaser's Objection") to Seller's Demand within three (3) Business Days after receipt of Escrow Agent's Notice, Escrow Agent shall promptly pay the Earnest Money Deposit to Seller. If Escrow Agent receives Purchaser's Objection in a timely manner as required herein, the Escrow Agent shall not pay the Earnest Money Deposit, but shall continue to hold and dispose of the Earnest Money Deposit as provided herein.

(b)    In the event the sale of the Property pursuant to this Agreement shall not be consummated because of a default by the Seller as described in Section 8 of this Agreement or if Purchaser is otherwise entitled to the return of the Earnest Money Deposit pursuant to this Agreement, then if Purchaser elects to terminate this Agreement as provided in Section 8 hereof, Purchaser shall be entitled to direct the Escrow Agent in writing with a copy to Seller ("Purchaser's Demand") that Purchaser is entitled to the Earnest Money Deposit, under and in connection with this Agreement. Upon receipt of Purchaser's Demand, Escrow Agent shall deliver Escrow Agent's Notice, together with a copy of Purchaser's Demand, to Seller within three (3) Business Days after receipt of Purchaser's Demand, and, unless Escrow Agent receives written notice of Seller's objection ("Seller's Objection") to Purchaser's Demand within three (3) Business Days after receipt of Escrow Agent's Notice, Escrow Agent shall promptly pay the Earnest Money Deposit to Purchaser. If Escrow Agent receives Seller's Objection in a timely manner as required therein, the Escrow Agent shall not pay the Earnest Money Deposit to Purchaser, but shall continue to hold and dispose of the Earnest Money Deposit as provided herein.

14.11    The provisions of this Section shall survive the early termination or cancellation of this Agreement until the Earnest Money Deposit is returned or disbursed in accordance with the terms of this Agreement.

15.    NOTICES. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses; email addresses or facsimile numbers set out below or at such other addresses; email addresses as are specified by written notice delivered in accordance herewith.

If to Seller:	AA ACQUISITIONS, LLC
15000 NW 44th Avenue Opa Locka, Florida 33054 Attention: Eric Greenwald and Leonard Abess E mail: egreenwald@airsidepark.com E Mail: leonard@thinklabventures.com

With a copy to:	Greenberg Traurig, P.A.
333 Avenue of the Americas Miami, Florida 33131
Attn: ames A. Carenza, Esq. E Mail: carenzaj@gtlaw.com

If to Purchaser:	OPF Hangars Landlord LLC 136 Tower Road, Hangar M Suite 250
Westchester County Airport White Plains, NY 10604 Attn: Tal Keinan
E Mail: tkeinan@skyharbour.com

With a copy to:	Law Offices of Paul A. Lange, LLC 80 Ferry Boulevard
Stratford, CT 06615
Attn: Alison L. Squiccimarro, Esq. Email: als@lopal.com

To Escrow Agent:	Greenberg Traurig, P.A.
333 Avenue of the Americas Miami, Florida 33131
Attn: ames A. Carenza, Esq. E Mail: carenzaj@gtlaw.com

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd ) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt or refusal, as the case may be, or (iii) sent by electronic transmission shall be deemed effectively given or received on the day of transmission of such notice provided that such notice is sent by 6:00 P.M., prevailing Miami Time. Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel.

16.    RADON GAS NOTICE. Pursuant to Florida Statutes Section 404.056(8), Seller hereby makes, and Purchaser hereby acknowledges, the following notification:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

17.    MISCELLANEOUS.

17.1    Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without application of conflicts of laws principles.

17.2    Severability. In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

17.3    Prevailing Party. In the event of any action, suit or other proceeding by any Party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses through all appellate levels and post judgment proceedings incurred in such action, suit or other proceeding. The provisions of this Section 17.3 shall survive Closing.

17.4    Representation by Counsel. Each Party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either Party.

17.5    Interpretation. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (d) the word "or" shall not be exclusive, and (e) references to a person are also references to its permitted successors and assigns

17.6    Captions; Headings. The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement.

17.7    Time Periods. Any time period provided for in this Agreement which shall end on a Saturday, Sunday or national bank holiday shall extend to 6:00 P.M., prevailing Miami Time, of the next full Business Day.

17.8    Entire Agreement. This Agreement constitutes the entire agreement between the Parties and may not be changed, altered or modified except by an instrument in writing signed by the Party against whom enforcement of such change would be sought.

17.9    Binding Effect. All of the terms of this Agreement shall be binding upon and shall inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.

17.10    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument. Faxed or PDF signatures to this Agreement shall have the same force and effect as originals.

17.11    Incorporation. All schedules, exhibits and other attachments hereto which are referred to herein and attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement shall be deemed to refer to this entire Agreement, including the schedules, exhibits and other attachments hereto. Any item or matter required to be disclosed on a particular schedule or exhibit pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on any other schedule or exhibit.

17.12     URY TRIAL WAIVER. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A URY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY EXHIBIT OR SCHEDULE ATTACHED HERETO, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

17.13    Limited Liability. The obligations of Seller and Purchaser under this Agreement are without recourse to any shareholder, partner, principal, equity holder, employee, member, director, officer, agent, principal, or affiliate of any such party, and no such person or entity shall have any personal liability for the performance of the obligations of Seller or Purchaser hereunder or for the breach of any representation, warranty or covenant made by any Seller or Purchaser hereunder. The provisions of this Section 17.13 shall survive the Closing.

17.14    Time. Time is of the essence as to all matters contained in the Agreement.

17.15    Press Release; Disclosures. On and after the Effective Date and through and after the Closing, neither Seller nor Purchaser, shall issue any press release or make any public statement as to the terms of this Agreement without the prior written consent of both the Seller and Purchaser, except that no such consent shall be necessary to the extent disclosure is required to be made to the Lessor under the Development Lease or by Law; provided, however, that if disclosure shall be required pursuant to the foregoing such Party shall first give the non disclosing Party notice thereof. The provisions of this Section 17.15 shall survive Closing or the termination of this Agreement.

17.16    1031 Exchange. If any Seller or Purchaser wishes to enter into a like kind exchange (either simultaneous with Closing or deferred) with respect to the Property under Section 1031 of the Internal Revenue Code (the "Exchange"), the other party shall cooperate in all reasonable respects to effectuate the Exchange, including the execution of documents; provided (a) the cooperating party shall incur no liability or expense related to the Exchange and (b) the Closing shall not be contingent upon, nor extended or delayed by, such Exchange. The exchanging party shall be responsible for all agreements, documents and escrow instructions and no substitution of or assignment to another party to effectuate such exchange shall release any other party from its obligations, warranties or obligations under this Agreement or from liability from any prior or subsequent default.

[Signatures On Next Page]

EXECUTED as of the Effective Date in several counterparts, each of which shall be deemed an original, but all of which constitute only one agreement.

SELLER: AA ACQUISITIONS, LLC, a Florida limited liability company

By:	/s/ Eric Greenwald
	Name:	Eric Greenwald
	Title:	President

PURCHASER: OPF Hangars Landlord LLC, a Delaware limited liability company

By:		/s/ Tal Keinan
	Name:	Tal Keinan
	Title:	Chief Executive Officer

AGREEMENT

The undersigned Escrow Agent joins this Agreement for the purposes of evidencing its agreement to hold the Earnest Money Deposit in accordance with the terms and conditions of this Agreement.

ESCROW AGENT: GREENBERG TRAURIG, P.A.

By:	/s/ James A. Carenza
Name: James A. Carenza Title: Shareholder